Exhibit 99.4

AMENDMENT NO. 3

TO

ESCROW AGREEMENT

This Amendment No. 3 to Escrow Agreement (the “Amendment”) dated as of April 26, 2016 is by and between, Reven Housing REIT, Inc. (the “Company”), and U.S. Bank National Association (the “Escrow Agent”), known collectively herein as the “Parties.”

RECITALS

A.          The Company and Escrow Agent have previously entered into that certain Escrow Agreement dated September 29, 2015 as amended on November 23, 2015 and January 27, 2016 (“Agreement”).

B.          The Parties now wish to further amend the Agreement to extend the Termination Date..

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

1.           AMENDMENTS TO AGREEMENT:

1.1	As used in the Agreement, the term “Minimum Offering” shall mean the sale of 3,000,000 shares of the Company’s Common Stock at $5.00 per share and the term “Minimum Offering Amount” shall mean $15,000,000.

1.2	Section 4 of the Agreement is hereby deleted and replaced in its entirety with the following:

“4.          TERMINATION DATE: For the purpose of this Agreement, the “Termination Date” shall be the close of business on June 30, 2016, subject to the Company’s right to extend such date by up to 60 days to August 30, 2016, or date on which the earlier of the event specified in Section 5(a) or 5(b) shall occur; provided, however, that if the Minimum Offering Amount is distributed to the Company pursuant to Section 5(b) below, then the Offering and the escrow hereunder shall continue until the earlier of the date that all of the offered shares are sold or the Company’s written election to terminate the Offering and this escrow.”

2.           Except as expressly set forth in this Amendment, all provisions, terms, and conditions set forth in the Agreement shall continue to remain in full force and effect and shall not be affected by this Amendment.  This Amendment may be signed via facsimile in any number of counterparts, each of which shall be deemed an original, but when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to Escrow Agreement to be duly executed as of the date first above written.

The undersigned acknowledges that U.S. Bank National Association is acting only as an escrow agent in connection with the offering of the Securities described herein, and has not endorsed, recommended or guaranteed the purchase, value or repayment of such Securities.

COMPANY:

REVEN HOUSING REIT, INC.

By:	/s/ Chad Carpenter
Chad Carpenter
Chief Executive Officer

ESCROW AGENT:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Georgina Thomas
Georgina Thomas
Assistant Vice President